Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2024 Equity Incentive Plan of Pure Bioscience Inc. (the “Company”) of our report dated October 30, 2023 (which report contains an explanatory paragraph describing conditions that raise substantial doubt about ability to continue as a going concern), with respect to the financial statements of The Company included in The Company’s Annual Report on Form 10-K for the year ended July 31, 2023, filed with the Securities and Exchange Commission.

/s/ Weinberg & Company, P.A.

Los Angeles, California

August 15, 2024